Zion Oil & Gas Newsletter

Friday, December 30, 2011

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Dear Shareholder and/or Friend of Zion...

As 2011 draws to a close, I have been reflecting on the past year and the progress that Zion has made during the last twelve months.

When I first invested in Zion Oil & Gas, I thought that I was joining a short-distance race - a sprint. I now realize that the race was long-distance - a marathon... and to succeed in a marathon, you need both strong faith and firm resolve and determination.

After the events of the past year, I believe that we are well along the path and I hope and pray that we will soon be turning into the final straight. With G-d's help, I believe that we will soon see success with our oil & gas exploration efforts.

Here are some of the events of 2011:

(i) In April 2011, we were awarded a new petroleum exploration license, the Jordan Valley License (to the east of Zion’s Joseph License area and Zion’s Asher-Menashe License area and to the south of the Sea of Galilee. It traverses south along the western Jordan River Valley).

(ii) In June 2011, we reached our target depth of approximately 19,357 feet (5,900 meters) in drilling our Ma’anit-Joseph #3 well into the Permian geologic layer in Northern Israel (in the Joseph License area).

(iii) In June 2011, we submitted an application to the Israeli Petroleum Commissioner’s Office, requesting the grant of a new petroleum exploration permit area adjacent to Zion’s Joseph License area. Zion named the new permit application the Asher-Joseph Permit Application.

(iv) In July 2011, we joined the broad-market Russell 3000® Index, the U.S. small-cap Russell 2000® Index, the Russell Microcap® Index and the Russell Global® Index after Russell Investments (“Russell”) reconstituted its comprehensive set of U.S. and global equity indexes on June 24, 2011.

(v) In July 2011, we were awarded a one-year extension on our Asher-Menashe petroleum exploration license in Northern Israel.

(vi) In July 2011, we completed a rights offering and received subscriptions for almost 80% of the offered rights.

(vii) In October 2011, we signed an agreement with the Geophysical Institute of Israel for the acquisition of approximately 15 kilometers of 2D seismic lines located within Zion’s Jordan Valley License area.

(viii) In October 2011, we were awarded a one-year extension on our Joseph petroleum exploration license in Northern Israel.

(ix) In November 2011, we signed an agreement with the Geophysical Institute of Israel for the acquisition of approximately 11 kilometers of 2-D seismic lines in Zion's Asher-Menashe License area. The agreement also allows us, should we so decide, to acquire a Vertical Seismic Profile (VSP) in place of the 2-D seismic survey.

(x) In December 2011, we extended the exercise period of our outstanding publicly traded warrants under the symbol ZNWAW to December 31, 2012 (from January 31, 2012, the expiry date provided by the original terms of the Warrants). If you hold these warrants, please read the Press Release by clicking here.

Zion currently holds three petroleum exploration licenses:

•         the Joseph License (on approximately 83,000 acres),

•         the Asher-Menashe License (on approximately 79,000 acres),

•         the Jordan Valley License (on approximately 56,000 acres).

Our total license area amounts to approximately 218,000 acres.

Zion has also submitted applications to the Israeli Petroleum Commissioner for three further exploration areas:

•         the Dead Sea License Application

•         the Asher-Joseph Permit Application

•         the Zebulun Permit Application.

If all of our applications are granted, the total petroleum exploration area under Zion's control would be approximately 530,000 acres.

I continue to be optimistic about the possibility of recovering hydrocarbons on our license and permit areas, onshore Israel, especially due to the U.S. Geological Survey report, published in April 2010, containing their assessment that there may be 1.7 billion barrels of recoverable oil and 122 trillion cubic feet of recoverable gas in the Levant Basin, as all of Zion's exploration rights fall within the area of the Levant Basin.

We are working towards drilling our next exploratory well in the first half of 2012.

I want to thank you for your support of Zion and wish you and your loved ones much happiness and success in 2012. I hope that the year ahead will be the one that brings Zion Oil & Gas the success that we have all been working towards.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to commence a 2D seismic survey, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:

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More information about Zion is available at www.zionoil.com or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Tel: 1-214-221-4610 begin or 1-888-891-9466